Exhibit 10.2

AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AMENDMENT OF EMPLOYMENT AGREEMENT (“Amendment”) is made November 24, 2015, by and between BioTime, Inc. (the “Company”), and Aditya Mohanty (“Executive”), and amends the Employment Agreement, dated December 29, 2014, between the Company and Executive (the “Employment Agreement”).

WHEREAS, the Company and Executive desire to amend certain provisions of the Employment Agreement, and such revisions have been approved by the Compensation Committee of the Board of Directors of the Company;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.             Section 1(a) of the Employment Agreement is revised to read as shown below:

(a)            Position and Duties.  The Company agrees to employ Executive in the position of Co-Chief Executive Officer.  Executive shall perform his duties in coordination and cooperation, as may be reasonable, with the other Co-Chief Executive Officer, observing such delineations of the scope of Executive’s duties and those of the other Co-Chief Executive Officer as the Board of Directors of the Company (the “Board of Directors”) may from time to time direct or require.  Without limiting the generality of the immediately preceding sentence, Executive shall manage the Company’s corporate strategy and development and implementation, manage product development post early stage, oversee routine operations, and serve as the main contact for institutional investors and the Board of Directors.  Executive shall report to the Board of Directors.  Executive shall devote his best efforts, skills and abilities, on a full‑time basis, exclusively to the Company’s business.  Executive covenants and agrees that he will faithfully adhere to and fulfill such policies as are established from time to time by the Board of Directors.

2.             Section 2(a) of the Employment Agreement is revised as shown below:

(a)            Salary.  During the term of this Agreement, BioTime shall pay to the Executive a salary of $500,000 per year.  Executive's salary shall be paid in equal semi-monthly installments, consistent with BioTime's regular salary payment practices.  Executive's salary may be increased from time-to-time by BioTime, in BioTime’s sole and absolute discretion, without affecting this Agreement.

3.             Section 2(b) of the Employment Agreement is revised as shown below:

(b)            Bonus.  Executive may be eligible for an annual bonus of up to 50% of his annual salary, as may be approved by the Board of Directors in its discretion, based on Executive's achievement of predetermined Company and individual objectives set by the Board of Directors from time to time.  Executive agrees that the Board of Directors of BioTime may follow the recommendations of the Compensation Committee of the board of directors of BioTime’s parent company in determining whether to a award bonus or to establish performance objectives.  Executive also agrees that the Board of Directors and BioTime are not obligated to adopt any bonus plan, to maintain in effect any bonus plan that may now be in effect or that may be adopted during the term of Executive’s employment, or to pay Executive a bonus unless a bonus is earned under the terms and conditions of any bonus plan adopted by BioTime.

4.             The last sentence of Section 2(c) of the Employment Agreement is amended to read as follows:

Until June 30, 2016, BioTime will additionally reimburse the travel costs for Executive’s round trip travel between Alameda and his home in San Diego not more often than once each week, in accordance with BioTime’s employee travel policies.

5.             Except as provided in this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect.  Capitalized terms not otherwise defined in this Amendment have the meaning ascribed in the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

EXECUTIVE:

/s/Aditya Mohanty
Aditya Mohanty

COMPANY:

BIOTIME, INC.

By:	/s/Michael D. West
Michael D. West
Co-Chief Executive Officer